Exhibit 99.4

Power of Attorney granted by Peter P. van Roijen

I hereby grant power of attorney to David M. van Roijen in all matters relating to the Securities and Exchange Commission Schedule 13D filing in regard to Fauquier Bankshares, Inc. and the voting of my shares in Fauquier Bankshares, Inc. in regard to directorship for C. Hunton Tiffany and David M. van Roijen.

Signed	/s/ Peter P. van Roijen

Date 4/03/09 Peter Portner van Roijen